Exhibit 10.7

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of December 31, 2003 by and between FAR WEST BANK, a bank organized and existing under the laws of the state of Utah, (hereinafter “Bank” or “Employer”) and H. Don Norton, an Executive of the Bank (hereinafter “Executive”).

RECITALS

Whereas the Bank and the Executive are parties to an Executive Supplemental Retirement Plan-Executive Agreement, effective as of June 23, 2000, which provides certain benefits thereunder, it is now the intent of both the Executive and the Bank that this Executive Supplemental Compensation Agreement, effective as of December 31, 2003 shall hereby supercede and replace the pre-existing Executive Supplemental Retirement Plan-Executive Agreement, effective as of June 23, 2000, in its entirety;

WHEREAS, it is the consensus of the Employer and its Board of Directors that the Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Employer, in concert with its Board of Directors, desires to establish a compensation benefit program as a fringe benefit for executives of the Employer in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, the Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Bank’s employ during the Executive’s lifetime or until the age of retirement; and

WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

NOW, THEREFORE, in consideration of the past employment performance and the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

AGREEMENT

1.0 Terms and Definitions.

1.1 Effective Date. The term “Effective Date” shall mean the date identified as such in the opening paragraph of this Agreement.

1.2 The Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.3 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.4 Executive Benefit. The term “Executive Benefit” shall mean the annual benefit amounts determined pursuant to the terms of this Agreement and forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

With respect to the timing of Benefit payments, it is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, IRC 409A. Thus, if the Executive is a Key Employee, as defined by the Internal Revenue Service, and said Company is publicly traded at the time of “separation from service” (as defined by IRC 409A), any such benefit payment described hereinafter shall be withheld for six (6) months following such “separation from service” in order to comply with IRC 409A.

1.5 Accrued Liability Retirement Account Balance. The term “Accrued Liability Retirement Account Balance” shall mean the amount that has been accrued by the Employer on its financial statements to fund the retirement benefits expense of the Employee as of the end of the month preceding the Employee’s termination of employment.

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary Federal Regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

1.6 Employment. The term “Employment” shall mean full time salaried employment with the Employer, prior to the commencement of any consulting contract (if any).

1.7 Normal Retirement Date/Normal Retirement. In the event the Executive remains in the continuous employ of the Bank, then the “Normal Retirement Date” or the term “Normal Retirement” shall mean a date on or after the Executive attains age sixty-five (65) and a date on which the Executive terminates full time salaried employment with the Employer for any reason other than Termination for Cause (as defined herein).

1.8 Early Retirement Date/ Early Retirement. In the event the Executive remains in the continuous employ of the Bank, then the term “Early Retirement Date” and/or “Early Retirement” shall mean the date which satisfies the following criteria:

(A)	The day on which the Executive terminates full time salaried employment with the Employer for any reason other than Termination for Cause (as defined herein); and

(B)	It shall be a date which occurs prior to the Employee attaining sixty-five (65) years of age, but a date on or after which the Executive attains the age of sixty-two (62) years of age.

1.9 Disability/Disabled. For the purpose of this Agreement, Executive will be considered disabled if:

(A) He is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(B) He is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Executive’s employer.

1.10 Termination for Cause. The term “Termination for Cause” shall mean termination of Employment of the Executive by reason of any of the following: (i) gross negligence or gross neglect; or (ii) the Executive is convicted of a felony or misdemeanor involving moral turpitude, fraud or dishonesty; or (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.

1.11 Voluntary Termination. The term “Voluntary Termination” shall mean voluntary resignation of employment by the Executive prior to Normal or Early Retirement Age, but not as a result of any of the events described in sub-paragraphs 1.12 and 1.13 that constitute Termination in Connection With a Change in Control or Constructive Termination.

1.12 Change in Control. Change in Control shall be defined as follows:

A.	The acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

B.	The acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

C.	The replacement of a majority of the Bank’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the current board members; or

D.	The acquisition in a period of twelve (12) months or lesser of forty percent (40%) or more of the Bank’s assets by an unrelated entity.

For the purpose of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

1.13 Termination in Connection with or After a Change In Control. A termination shall be deemed to be in Connection with a Change in Control if, at any time following a Change in Control:

(A)	The Executive’s employment with the Employer is terminated by the Employer and such termination is not a Termination for Cause; or

(B)	Executive is “Constructively Terminated”. For the purposes of this Agreement, the terms “Constructively Terminated” or “Constructive Termination” are defined as a voluntary election to resign or a forced resignation resulting from (i) Employer actions, in conjunction with, or by reason of a Change in Control, which actions result in any adverse and material change in the scope of the Employee’s position, responsibilities, duties, salary, benefits or location of employment; or (ii) any event caused by the Employer which reasonably constitutes or results in a demotion or a significant diminution of Executive’s responsibilities or authority.

2.0 Scope, Purpose and Effect.

2.1 Contract of Employment. Although this Agreement is intended to provide the Executive with additional incentive to remain in the employ of the Employer, it shall not be deemed to constitute a contract of employment between the Executive and the Employer, nor shall any provision of this Non-qualified Agreement be applied to restrict or expand the right of the Employer to terminate the Executive’s Employment with or without cause. This Non-qualified Agreement shall have no impact or effect upon any separate written employment agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless this Non-qualified Agreement is specifically referenced in such employment agreement, the Non-qualified Agreement (and the Employer’s obligations thereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of any employment agreement. Events of termination of Employment shall be characterized, for purposes of interpreting this Non Qualified Agreement, in accord with the definitions herein.

2.2 Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.0 Payments Upon retirement.

As stated previously in Section 1.4, if the Executive is a Key Employee, as defined by the Internal Revenue Service, and said Company is publicly traded at the time of “separation from service” (as defined by IRC 409A), any such benefit payment described hereinafter shall be withheld for six (6) months following such “separation from service” in order to comply with IRC 409A.

3.1 Payments Upon Normal Retirement. In the event the Executive elects to retire from active Employment on a date which constitutes a Normal Retirement Date as defined in Paragraph 1.7 above, then Executive shall be entitled to be paid an amount equal to One Hundred and Thirty Three Thousand, One Hundred and Forty-Six Dollars ($133,146) per year in twelve (12) substantially equal monthly payments until the death of the Executive. Such installments shall be paid on the first day of each month, commencing the month following the month in which the Executive retires and continuing until the Executive’s death. Furthermore, the Executive Benefit monthly installment amount paid pursuant to this section 3.1 shall be increased at the rate of one percent (1%) each year, beginning on the first anniversary of the first Executive Benefit payment, and annually thereafter for so long as the Executive is entitled to an Executive Benefit.

3.2 Payments Upon Early Retirement. If the Executive elects Early Retirement and qualifies to do so under Paragraph 1.8 above, then Executive shall be entitled to be paid the Accrued Liability Retirement Account Balance, in substantially equal monthly installments on the first day of each month, commencing the month following the month in which the Executive retires and continuing for a period of one hundred and eighty (180) months or until the Executive’s death, whichever occurs first.

4.0 Payments in the Event of Disability or Death.

4.1 Disability. In the event the Executive becomes Disabled while actively employed by the Employer at any time after the Effective Date of this Agreement but prior to retirement, then Executive shall be entitled to be paid the Accrued Liability Retirement Account Balance, in substantially equal monthly installments on the first day of each month, commencing the month following the month in which the Executive becomes Disabled and continuing for a period of one hundred and eighty (180) months or until the Executive’s death, whichever occurs first.

4.2 Death. There are no death benefits payable under this Agreement (such benefits are described by a Joint Beneficiary Designation Agreement, if any), nor will Executive Benefit Payments be made after the Executive dies, regardless of whether such death occurs before or after termination, and regardless of whether payments have already begun pursuant to the terms of this Agreement.

5.0 Payments in the Event Executive Terminates Employment Prior to Retirement, or as Otherwise Described.

As indicated in Paragraph 2.1 above, the Employer reserves the right to terminate the Executive’s Employment, with or without Cause but subject to any written employment agreement which may then exist, at any time prior to the Executive’s retirement. In the event that Executive’s Employment terminates, other than by reason of Retirement or Disability, then, for the following events of termination, as applicable, the Executive shall be entitled to the benefits described below which correspond to the circumstances surrounding the Executive’s termination.

5.1 Termination Without Cause. In the event the Executive’s employment is Terminated by the Employer at any time after the Effective Date of this Agreement but prior to the Early or Normal Retirement Dates, and such termination is not a For Cause Termination, then Executive shall be entitled to be paid the Accrued Liability Retirement Account Balance. Payments shall be made in substantially equal monthly installments on the first day of each month, commencing thirty (30) days after Executive’s Normal Retirement Date and shall continue for a period of one hundred and eighty (180) months or until the Executive’s death, whichever occurs first.

5.2 Voluntary Termination by the Executive. In the event the Executive Voluntarily Terminates his employment with Employer at any time after the Effective Date of this Agreement but prior to the Early or Normal Retirement Dates, then Executive shall be entitled to be paid the Accrued Liability Retirement Account Balance. Payments shall be made in substantially equal monthly installments on the first day of each month, commencing thirty (30) days after Executive’s Normal Retirement Date and shall continue for a period of one hundred and eighty (180) months or until the Executive’s death, whichever occurs first.

5.3 Termination for Cause. The Executive agrees that if his Employment with the Employer is Terminated for Cause, as defined in Paragraph 1.10 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

5.4 Termination on Account of or After a Change in Control. In the event the Executive’s Employment with the Employer is terminated in Connection With or After a Change in Control (as defined in Paragraphs 1.12 or 1.13 above) then the Executive shall be entitled to be paid the same benefit as if the Executive had been continuously employed by Bank until his Normal Retirement, as specified in paragraph 3.1. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this plan Agreement and agrees to abide by its terms.

6.0 IRS Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto.

7.0 Right To Determine Funding Methods. The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 9 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer’s acquisition of any policy of insurance or annuity.

8.0 Administrative and Claims Provision.

8.1 Named Fiduciary and Plan Administrator. The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Far West Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, Far West Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan, including employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2 Claims Procedure. In the event a dispute arises over the benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary[ies] in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within forty-five (45) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within forty-five (45) days of receipt of such claim the specific reasons for such denial, reference to the provision of the Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if further review of the claim denial is desired. Any decision by the Employer denying a claim by the Executive for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Executive, the Executive’s spouse or the Executive’s beneficiaries, as the case may be. Furthermore, a claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid forty-five (45) day period.

If claimants desire a second review, they shall notify the Named Fiduciary and Plan Administrator in writing within forty-five (45) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within forty-five (45) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

8.3 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Utah Law and Civil Procedure. Any arbitration hereunder shall be conducted in Provo, Utah, unless otherwise agreed to by the parties.

8.4 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred (pursuant to paragraph 8.3); (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

9.0 Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Employer and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Employer’s discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Employer, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Employer to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

10.0 Miscellaneous.

10.1 Opportunity To Consult With Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described above in this Paragraph 10.1. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

10.2 Notice. Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Far West Bank 201 E. Center Street Provo, Utah 84606-3166 Attention: Rick Anderson

If to the Executive:	H. Don Norton 2553 No. 530 East Provo, Utah

10.3 Alienability And Assignment Prohibition. Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive or his beneficiary(ies); or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, any such attempted assignment or transfer shall be void.

10.4 Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer. Accordingly, the Employer shall not merge or consolidate into or with another bank or corporation, or reorganize or sell substantially all of its assets to another bank, corporation, firm or person, unless and until such succeeding or continuing bank, corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Employer under this Executive Agreement. This Executive Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

10.5 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

10.6 Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.7 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.8 Amendment or Revocation. Subject to Paragraph 11.0, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

10.9 Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

10.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

10.11 Governing Law. The laws of the State of Utah, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

10.12 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

10.13 Effect on Other Bank Benefit Plans. Nothing contained in this Executive plan Agreement shall effect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

11.0 Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Provo, Utah.

FAR WEST BANK

By	/s/ Ivan T. Call	Date:	11-29-05
Title	Chairman

EXECUTIVE

By	/s/ H. Don Norton	Date:	12/5/05

/s/ Paula Lifferth		/s/ H. Don Norton
Witness		Witness